Exhibit 10.86

EMPLOYMENT AGREEMENT

This Employment Agreement is dated as of December 31, 2005 (the “Agreement”), and is between Worldspan, L.P., a limited partnership organized and existing under the laws of Delaware (the “Company”), Worldspan Technologies Inc., a corporation organized and existing under the laws of Delaware (“Holding”), and M. Gregory O’Hara (the “Employee”).

W I T N E S S E T H:

WHEREAS, Employee is currently serving as the Executive Vice President of the Company pursuant to the employment agreement dated June 30, 2003 (the “Old Agreement”);

WHEREAS, Holding, the Company and Employee desire for Employee to continue as an employee of the Company on the terms and conditions set forth herein;

WHEREAS, Holding, the Company and Employee desire to terminate the Old Agreement effective as of the Effective Date;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between Holding, the Company and the Employee as follows:

1.     Termination of Old Agreement.   Effective as of December 31, 2005 (the “Effective Date”), Employee, Holding and the Company each agree to terminate the Old Agreement with no further obligations or liability of any party. Employee further agrees to resign as an officer of Holding and Company as of the Effective Date.

2.     Agreement to Employ; No Conflicts.   Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ the Employee, and the Employee hereby agrees to be an employee of the Company, in each case, as of the Effective Date pursuant to the terms of this Agreement. Unless specifically provided for herein, no other terms or benefits shall be applicable to Employee’s employment with the Company. The Employee represents that (i) he is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound, (ii) he has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement by which he is or may be bound and (iii) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior or other current or future employer other than the Company.

3.     Term and Responsibilities.   (a)  Term.   Unless the Employee’s employment shall sooner terminate pursuant to Section 7, the Company shall employ the Employee hereunder for a term commencing on the Effective Date and continuing until December 31, 2009. The period during which the Employee is employed pursuant to this Agreement shall be referred to as the “Employment Period.”

(b)   Position and Responsibilities.   During the Employment Period, the Employee shall (i) monitor industry and market trends and provide a quarterly report to the Chief Executive Officer (“CEO”), (ii) provide potential agenda items for board of directors meetings, (iii) provide assistance with respect to strategic transactions if requested in writing by the CEO or General Counsel, and (iv) handle special projects if requested in writing by the CEO or General Counsel.

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(c)    Business Time.   During the Employment Period, the Employee agrees to devote five (5) hours per month to the business and affairs of the Company and to use commercially reasonable efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities.

4.     Compensation.   As compensation for the services to be performed by the Employee during the Employment Period, the Company shall pay the Employee a salary at the annualized rate of $15,000, payable in installments on the Company’s regular payroll dates. The Employee will not be eligible for or entitled to any salary increases, vacation or sick leave accrual after December 31, 2005.

5.     Employee Benefits.   (a)  Benefits.   Subject to the payment of the applicable monthly premiums paid by active employees for the same coverage, the Employee (and, to the extent applicable, his eligible family members and dependents) shall be eligible to participate in or be covered under all medical, dental, hospitalization, group life insurance, short term disability, and long term disability benefit plans that the Company provides to its United States employees until the earlier of (a) June 30, 2006 or (b) the date the Employee obtains coverage for such benefits under non-Worldspan plans.

(b)   2005 EICP.   The Company shall pay Employee his incentive under the 2005 Employee Incentive Compensation Program (“EICP”) when the Company pays all other 2005 EICP incentives. The Employee will not be eligible for any other bonus, incentive, variable compensation, sales incentive or other bonus plan maintained by the Company.

6.     Expenses.   Subject to the prior written consent of the CEO or General Counsel, the Company shall reimburse the Employee for travel, lodging, meals, and other reasonable expenses incurred by him in connection with his performance of services hereunder.

7.     Termination.   (a)  Death.   Employee’s employment shall terminate automatically upon the Employee’s death.

(b)   Termination by the Company.   The Company may terminate the Employee’s employment only with Cause. For purposes of this Agreement, “Cause” means (i) the Employee’s conviction of a felony involving moral turpitude that results in harm to the Company or its affiliates, (ii) a judicial determination that the Employee committed fraud, misappropriation, or embezzlement against any person, or (iii) the Employee’s breach of any terms of this Agreement or willful or gross and repeated neglect or misconduct in the performance of his duties under Section 3(b) hereof, provided that in the case of the preceding clause (iii), the Company shall first have given the Employee written notice identifying the Employee’s breach, neglect or misconduct, and the Employee shall have failed to satisfactorily cure (as determined in good faith by the Company) such breach, neglect, or misconduct within 15 days after receiving such written notice from the Company.

(c)    Termination by Employee.   The Employee may terminate his employment at any time.

(d)   Notice of Termination.   Any termination of Employee’s employment by the Company for Cause shall be communicated by written notice given in accordance with Section 10(e) hereof specifying the applicable termination provision in this Agreement relied upon.

(e)    Date of Termination.   For the purpose of this Agreement, the term “Date of Termination” means (i) in the case of a termination for which a notice of termination is required, the date specified in such notice of termination (or, if later, the expiration of any applicable cure or notice period) and (ii) in all other cases, the actual date on which the Employee’s employment terminates during the Employment Period.

8.     Restrictive Covenants.   (a)  Confidentiality.   In view of the fact that the Employee’s work for the Company has and will bring him into close contact with many confidential affairs of the Company, information not readily available to the public, and also the Company’s plans for further developments and activities, the Employee agrees during the Employment Period and thereafter to keep and retain in the strictest confidence all confidential matters (“Confidential Information”) of the Company and its affiliates, including, but not limited to, “know how,” financial information or plans; track records and other performance data; sales and marketing information or plans; business or strategic plans; salary, bonus or other personnel information; information concerning new or potential products or markets; information concerning new or potential investors, customers, clients or shareholders; trade secrets; pricing policies; operational methods; technical processes; computer code; formulae, inventions and research projects; and other business affairs of the Company and its affiliates, that the Employee may develop or learn in the course of his employment, and not to disclose them to anyone outside of the Company, either during or after his employment with the Company, except (A) in good faith, in the course of performing his duties under this Agreement, (B) with the Company’s express written consent (it being understood that Confidential Information shall not be deemed to include any information that is publicly disclosed by the Company) or (C) to the extent disclosure is compelled by a court of competent jurisdiction, arbitrator, agency or other tribunal or investigative body in accordance with any applicable statute, rule or regulation (but only to the extent any such disclosure is compelled, and no further). On the occasion of the Employee’s termination as an employee of the Company, or at any time the Company may so request, the Employee will return to the Company all tangible embodiments (in whatever medium) relating to Confidential Information that he may then possess or have under his control.

(b)   Ownership of Developments.   The Employee agrees that the Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights and other rights throughout the world) in any inventions, works of authorship, mask works, ideas or information made or conceived or reduced to practice, in whole or in part, by the Employee (either alone or with others) during the Employment Period (collectively “Developments”); provided that the Company shall not own Developments for which no equipment, supplies, facility or Confidential Information of the Company was used, and which were developed entirely on the Employee’s time and do not relate to the business of the Company. Subject to the foregoing, the Employee will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others during the Employment Period. The Employee hereby assigns all right, title and interest in and to any and all of these Developments to the Company. The Employee shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. The Employee hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on the Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Employee. In addition, and not in contravention of any of the foregoing, the Employee acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of the employment relationship and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, § 101).

(c)    Non-Competition.   During the Employment Period and for a two year period thereafter, the Employee shall not, except with the prior written consent of the Board, directly or indirectly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, perform any services for, or assist any other person or entity in entering into any type contractual or strategic transaction with any entity listed on Appendix A or any affiliate or successor thereof or any other entities as the Company and the Employee shall agree from time to time. Notwithstanding the foregoing, the non-competition covenant set forth herein shall not apply to an ownership interest amounting to one percent (0.1%) or less of any class of securities listed on any of the national securities exchanges or regularly traded over-the-counter.

(d)   Non-Solicitation of Employees.   During the Employment Period and for a two year period thereafter, the Employee shall not, directly or indirectly, for the Employee’s own account or for the account of any other natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each, a “Person”) in any jurisdiction in which the Company or any of its affiliates has commenced or has made plans to commence operations during the Employment Period, (i) solicit for employment, employ, engage to perform services or otherwise interfere with the relationship of the Company or any of its affiliates with any natural person throughout the world who is or was employed by the Company or any of its affiliates at any time during the Employment Period or during the twelve-month period preceding such solicitation, employment or interference, or (ii) induce any employee of the Company or any of its affiliates who is a member of management to engage in any activity which the Employee is prohibited from engaging in under any of the paragraphs of this Section 8 or to terminate his or her employment with the Company.

(e)    Non-Disparagement.   During the Employment Period and for a two year period thereafter, the Employee shall not take any action or make any statement that disparages or criticizes Company or any of its affiliates.

(f)    Injunctive Relief with Respect to Covenants; Certain Acknowledgements and Agreements.

(i)    The Employee acknowledges and agrees that the covenants and obligations of the Employee with respect to confidentiality, ownership of developments, non-competition, non-disparagement, and non-solicitation relate to special, unique, and extraordinary matter and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Employee agrees that the Company shall be entitled to an injunction, restraining order, or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Employee from committing any violation of the covenants and obligations referred to in this Section. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have at law or in equity.

(ii)   If any court of competent jurisdiction shall at any time determine that, but for the provisions of this paragraph, any part of this Agreement is illegal, void as against public policy or otherwise unenforceable, the relevant part will automatically be amended to the extent necessary to make it sufficiently narrow in scope, time and geographic area to be legally enforceable. All other terms will remain in full force and effect.

(iii)  The Employee acknowledges and agrees that (i) in the course of his employment with the Company, the Employee will obtain Confidential Information that could be used to compete unfairly with the Company and its affiliates, (ii) the covenants and restrictions contained in this Section are intended to protect the legitimate interests of the Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information, (iii) the Employee desires to be bound by such covenants and restrictions, and (iv) the Employee represents that his economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants in this Section, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.

9.     Successors.   (a)  This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b)   This Agreement shall inure to the benefit of and be binding upon Holding, the Company and its successors, including any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of ownership interests, or otherwise. The Company shall require any such successor to expressly acknowledge and agree in writing to assume the Company’s obligations hereunder

10.   Miscellaneous.   (a)  Applicable Law and Jurisdiction.   This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, applied without reference to principles of conflict of laws. Subject to Section 10(b), in any action or proceeding brought with respect to or in connection with this Agreement, the Company and the Employee both hereby irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Georgia, and both parties consent to receive service of process in the State of Georgia. Subject to Section 10(b), the Company and the Employee both agree that any action or proceeding in connection with this Agreement shall be brought exclusively in a United States court located in the State of Georgia.

(b)   Arbitration.   Except to the extent provided in Section 8(f), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in Atlanta and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration (or such other rules as the parties may agree to in writing), and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Employee. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. The Company and the Employee agree that arbitration costs shall be borne by the losing party.

(c)    Amendments.   This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)   Entire Agreement.   This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein; provided, however, that the Employee Handbook shall remain in effect and be in addition to the terms of this Agreement except to the extent inconsistent herewith in which case the terms of this Agreement shall govern, supersede and prevail. No other agreement relating to the terms of the Employee’s employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements, or statements between the parties other than those that are expressly contained herein. The Employee acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement, that he understands it and its legal consequences and that he has had the opportunity to consult with such advisors as he desired.

(e)    Notices.   All notices and other communications hereunder shall be in writing and shall be given by (a) hand-delivery to the other party, (b) deposit with a commercial overnight courier, with written verification of receipt, or (c) by first class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:	at the home address of the Employee noted on the records of the Company
If to Holding or the Company:	Worldspan, L.P.
300 Galleria Parkway, N.W.
Atlanta, Georgia 30339
Attn: General Counsel

or to such other address as a party may from time to time designate in writing in accordance with this section. Notice and communications shall be effective when actually received by the addressee.

(f)    Tax Withholding.   The Company shall withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)   Severability; Reformation.   In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(h)   Waiver.   Waiver by any party hereto of any breach or default by another party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by a party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(i)    Captions.   The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(j)    Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Employee has executed this Agreement and Holding and the Company have caused this Agreement to be executed in their names on their behalf, all as of the date first above written.

WORLDSPAN TECHNOLOGIES INC.
By:	/s/ JEFFREY C. SMITH
Jeffrey C. Smith
General Counsel, Secretary and
Senior Vice President Human
Resources
WORLDSPAN, L.P.
By:	/s/ JEFFREY C. SMITH
Jeffrey C. Smith
General Counsel, Secretary and
Senior Vice President Human
Resources
EMPLOYEE:
/s/ M. GREGORY O’HARA
M. Gregory O’Hara

Appendix A

Abacus Distribution Systems pte. Ltd.
Amadeus Global Travel Distribution, S.A.
Galileo International, LLC
Sabre, Inc.
AXESS International Network Inc.
Infini Travel Information Inc.

Travelsky
Pegasus Solutions Inc.
Wizcom International, Ltd.
Cendant Corporation

ITA Software, Inc.

G2 SwitchWorks Corp